PROSPECTUS SUPPLEMENT NO. 8                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)     Registration Statement No. 333-108544



                            SEALED AIR CORPORATION

                       6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED AUGUST 17, 2004

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.

                                                  COMMON STOCK                           COMMON STOCK TO BE    PERCENTAGE
                                               BENEFICIALLY OWNED      COMMON STOCK      BENEFICIALLY OWNED      OF ALL
                                                     AS OF           OFFERED IN THIS         AFTER THIS          COMMON
                 NAME                         AUGUST 16, 2004 (1)     PROSPECTUS (1)        OFFERING (1)        STOCK (2)
                 ----                         -------------------     --------------        ------------        ---------
American Fidelity Assurance Company (3)               7,142                 7,142                --                    --
Ameritas Life Insurance Co. (3)                      24,285                24,285                --                    --
BCS Life Insurance Company (3)                        8,571                 8,571                --                    --
Blue Cross Blue Shield of Louisiana (3)               9,285                 9,285                --                    --
Century National Insurance Company -
    Investment Grade (3)                              5,714                 5,714                --                    --
Coda Capital Management, LLC                         17,142                17,142                --                    --
CODA-KHPE Convertible Portfolio                       8,571                 8,571                --                    --
Founders Insurance Company (3)                        1,142                 1,142                --                    --
FrontPoint Convertible Arbitrage Fund, L.P.          57,142                57,142                --                    --
Gartmore Convertible Fund                            10,714                10,714                --                    --
Hannover Life Reassurance Co. of America (3)         22,857                22,857                --                    --
ING Convertible Fund                                 28,571                28,571                --                    --
ING VP Convertible Portfolio                            571                   571                --                    --
James Mellor Trust                                      714                   714                --                    --
LW Paxson Convertible Portfolio                       1,428                 1,428                --                    --
Motion Picture Industry Health Plan -
    Active (4)                                        2,499                 2,499                --                    --
Motion Picture Industry Health Plan -
    Retiree (4)                                       1,928                 1,928                --                    --
Mutual Protective Insurance Company (3)              12,857                12,857                --                    --
NMIC Gartmore/Coda Convertible Portfolio             35,714                35,714                --                    --
Richard Mueller                                         928                   928                --                    --
San Diego County Employee Retirement
    Association (3)                                  35,714                35,714                --                    --
Texas International Life - Citizens (3)                 428                   428                --                    --
Texas International Life - Combined (3)                 285                   285                --                    --
Texas International Life - UTA (3)                    1,428                 1,428                --                    --
Van Eck WW Absolute Return Fund                       1,285                 1,285                --                    --
Zazove Convertible Arbitrage Fund, L.P. (3)          99,999                99,999                --                    --
Zazove Hedged Convertible Fund, L.P. (3)             64,285                64,285                --                    --
Zazove Income Fund, L.P. (3)                         21,428                21,428                --                    --

                              TOTAL (5)           6,160,708             6,160,708                --                    --

________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of August 16, 2004, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of August 16, 2004 and assuming all the Notes beneficially owned by such selling stockholder as of August 16, 2004, have been converted.

3. We have been advised that Mr. Gene T. Pretti may be deemed the beneficial owner of these shares by virtue of his voting control of Zazove Associates, LLC, which has voting control and investment discretion with respect to these shares.

4. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

5. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.